Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

BranchOut Food Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	8,045,748	$2.295	$18,464,991.51	$153.10 per million	$2,826.99
Carry Forward Securities
	Total Offering Amounts					$18,464,991.51		$2,826.99
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,826.99

(1)

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $2.295, the average of the high and low reported sales prices of the registrant’s common stock on the NASDAQ Capital Market on June 26, 2025.